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NEWS RELEASE
FOR IMMEDIATE RELEASE                                    Company Contact:
                                                         Stanley J. Musial
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com
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       Strategic Diagnostics Announces the Commercial Introduction of its
           TraitChek(TM) Corn Comb Test for Multiple Trait Testing of
                        One Single Common Corn Extraction

NEWARK, Del., November 13, 2003, 2003 - Strategic Diagnostics Inc. (Nasdaq:
SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced the commercialization of a new format for the detection of genetically modified organisms (GMOs) in bulk corn. The TraitChek(TM) Corn Comb can detect up to six GMO traits in bulk corn samples using one single common corn extraction. The TraitChek(TM) Corn Comb was developed to meet the requirements of identity preservation programs, international importers and export managers by speeding up the testing process and increasing efficiencies of multiple trait testing. The comb will provide results for up to six traits in five minutes or less. The comb saves time by eliminating the time consuming procedure of measuring sample extract into sample tubes. The comb test is used with a standard cup and does not require measuring of sample extract. The comb test is used with SDI's common corn extraction procedure. This simple procedure allows for the extraction of one corn sample which can then be analyzed for up to six GMO traits simultaneously.

The TraitChek(TM) Corn Comb allows for the testing of any combination of the following GMO traits in bulk corn: Cry1Ab (YieldGard(R)), NK603 (Roundup Ready(R)), Cry1F (Herculex I(R)), Cry9C (StarLink(R)), T25 (LibertyLink(R)) and Cry3Bb (YieldGard(R) Corn Root Worm).

The TraitChek(TM) Corn Comb follows the same format as offered by SDI in the cotton seed testing market. SDI's comb test has been used in cotton testing for over two years for individual seed testing applications with a microtiter well plate. With the development of more and more traits for corn, the need has developed to provide a similar method to expedite grain testing practices to reduce time.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of commercial applications including agriculture. Since the development of the first GMO test and its commercialization in 1999, SDI has sold over 24 million tests worldwide. Through its antibody business, Strategic Diagnostics also provides antibody and immunoreagent research and development services. Strategic Diagnostics' test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response.